Exhibit 10.1

Univision Communications Inc.

1999 Avenue of the Stars Suite 3050

Los Angeles, California 90067

September 9, 2005

CONFIDENTIAL

Via Hand Delivery

Entravision Communications Corporation

2425 Olympic Blvd., Suite 6000 West

Santa Monica, California, 90404

Attn: Walter F. Ulloa

Univision Communications Inc. (“Univision”) has requested that Entravision Communications Corporation (“Entravision”) sell up to the “Specified Number” (as defined below) of shares of Entravision Class A Common Stock to the public (the “Public Offering”) pursuant to its effective shelf registration statement 333-37894 (or similar registration statement then effective) and concurrently repurchase the same number of shares of Entravision Class U Common Stock (“Shares”) beneficially owned by Univision for an amount equal to the gross proceeds minus underwriting discounts and commissions to Entravision from the Public Offering (the “Univision Purchase”, and together with the Public Offering, the “Sale Transaction”). The “Specified Number” is that number of Shares which will result in Univision owning, after such transaction (and taking into account any Shares repurchased by Entravision under the Asset Purchase Agreement dated as of July 26, 2005 by and between Univision and Entravision (the “Asset Agreement”)) fewer than 15% of the outstanding shares of Common Stock of Entravision. For avoidance of doubt, the price for which each share of Class A Common Stock is sold by Entravision to the underwriter and the price for which each share of Class U Common Stock is purchased by Entravision in the Univision Purchase shall be the same, which price shall be acceptable to Univision.

By executing and returning this letter agreement, Entravision grants Univision the right, by giving written notice to Entravision at any time after the Trigger Date (as defined below) through and including March 26, 2006, to request that Entravision enter into a firm commitment underwriting agreement with a major investment bank chosen by Univision from a list of such banks agreed to by Univision and Entravision pursuant to which the Public Offering would be effected (subject to the terms and conditions of such underwriting agreement, which shall be in a standard form for such investment bank) no later than the third business day after Univision gives such notice of the number of Shares to be subject to the Univision Purchase (such third business day, the “Repurchase Agreement Date”). Univision will have the right to complete, or cause Entravision to complete, only one Sale Transaction. Univision acknowledges and agrees that Entravision is undertaking the Public Offering as an accommodation to Univision and that Entravision will use all reasonable efforts to effect the Public Offering but does not guarantee or otherwise warrant the terms of the Public Offering or that the Public Offering will be consummated, and provided that Entravision’s obligations under this paragraph are conditioned upon Univision providing all information reasonably necessary and otherwise cooperating to the extent reasonably necessary with Entravision in effecting the Sale Transaction. Entravision agrees that Entravision will agree to a standard “lock-up” provision if required by the underwriter of the Public Offering and Univision agrees that Univision will agree to the same “lock-up” provisions (subject to an exception for sales required to comply with the consent decree pursuant to which the United States Department of Justice approved Univision’s acquisition of Hispanic Broadcasting Corporation, if such exception is agreed to by such underwriter) as are agreed to by Entravision in connection with the Public Offering. Univision agrees that it will agree to consummate the Univision Purchase on the closing of the Public Offering.

The “Trigger Date” shall be the earliest of:

(a) the closing of the refinancing or replacement of Entravision’s existing senior credit facility, provided such refinancing or replacement permits Entravision to repurchase its own equity securities in an amount sufficient for Entravision to effect the stock purchase contemplated under that Asset Agreement (at the highest level permitted by the Asset Agreement) as well as the Univision Purchase, and provided, further that, if Entravision is advised by a nationally recognized law firm that a public offering of Entravision securities on such date would require the disclosure of material non-public information Entravision may, in its sole discretion, defer entry into such firm commitment underwriting agreement (but not beyond the dates set forth in (b) and (c) below);

(b) two full trading days after Entravision issues its 2005 third quarter earnings press release, and

(c) November 9, 2005.

In consideration of such agreement, Univision agrees with respect to all Entravision equity securities beneficially owned by Univision not to exercise any right to demand registration of the sale of any such equity securities under the Investor Rights Agreement dated as of August __, 2000, as amended July 29, 2005 (the “Agreement”), by and among Entravision, Univision and the other stockholders named therein until the fourth business day after the Repurchase Agreement Date. If and when Univision exercises its demand right under the Agreement, Entravision and Univision acknowledge and agree that the 20-day notice period required by Section 1.2.1(a) of the Agreement will not apply to such demand, since the registration rights of the other Holders under the Agreement have expired. Entravision agrees that (a) until the fourth business day after the Repurchase Agreement Date, Entravision will not notify Univision that Univision has ten days to request registration under the Agreement, and (b) the Agreement is hereby further amended as set forth on Exhibit A. Notwithstanding anything contained herein or in the Agreement to the contrary, no transferee of Shares shall be entitled to any rights hereunder.

Univision will bear its own legal costs and expenses in connection with this letter agreement, the amendment to the Agreement set forth on Exhibit A, and the Sale Transaction.

If the terms of this letter agreement are acceptable to you, please sign below and return a copy to me.

Sincerely,

/s/ Andrew Hobson
Andrew Hobson
Senior Executive Vice President

Accepted and Agreed:

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Walter F. Ulloa
Walter F. Ulloa
Its:	Chairman and Chief Executive Officer

EXHIBIT A

AMENDMENT TO INVESTOR RIGHTS AGREEMENT

This AMENDMENT TO THE INVESTOR RIGHTS AGREEMENT dated as of August __, 2000 (the “Agreement”), by and among Entravision Communications Corporation (“Entravision”), Univision Communications Inc. (“Univision”) and the other stockholders named therein is dated as of September 9, 2005. Terms used in this Amendment without definition have the meanings ascribed to them in the Agreement.

Notwithstanding anything to the contrary contained in the Agreement,

(a) from and after the earlier of (1) the fourth business day after Repurchase Agreement Date (as defined in the letter agreement between Entravision and Univision dated as of September 9, 2005) and (2) March 26, 2006, Univision may exercise one registration right under Section 1.2 of the Agreement with respect to Univision’s Registrable Securities and on the terms and conditions otherwise set forth in the Agreement (a “Demand Right”) on or before March 26, 2009 (the “2009 Demand Right”); and

(b) from and after the fourth business day after Repurchase Agreement Date, if Univision then beneficially owns 15% or more of Entravision Holdings (as defined in the consent decree pursuant to which the United States Department of Justice approved Univision’s acquisition of Hispanic Broadcasting Corporation), Univision may exercise an additional Demand Right on or before March 26, 2006 (the “2006 Demand Right”).

Entravision shall not be required to keep a registration statement relating to the 2009 Demand Right effective for more than 90 days. Entravision shall be required to keep a registration statement relating to the 2006 Demand Right effective until the later of (i) March 26, 2006 and (ii) the 90th day after its effectiveness. Entravision acknowledges that (x) any effectiveness period shall continue to be extended as provided in Section 1.5.1 of the Agreement; (y) this Amendment meets the conditions for an effective amendment under Section 2.7 of the Agreement; and (z) Entravision (A) does not have the right (under the Agreement or otherwise) with respect to the 2009 Demand Right to notify Univision that Univision must exercise its demand registration rights within any specified period (B) does have the right to provide notice to Univision that it has 10 days to exercise the 2006 Demand Right.

[signature page follows]

In Witness Whereof, the parties have executed this Amendment as of the date first written above.

ENTRAVISION COMMUNICATIONS CORPORATION

By:

Its:

UNIVISION COMMUNICATIONS INC.

By:

Its: